Portillo’s Hot Dogs, LLC • 2001 Spring Road, Suite 400, Oak Brook, I L 60523-3930 • (630) 954-3773 • www.portillos.com

June 30, 2024

VIA EMAIL AND UPS

Derrick Pratt
derrick.pratt@hotmail.com

Re:     Separation Agreement and Release
Dear Derrick:

The purpose of this Separation Agreement and Release (this “Agreement”) is to confirm the understanding and agreement by and between Portillo’s Inc. and all of its affiliates (collectively referred to as “Portillo’s” or the “Company”) and you, in your individual capacity (referred to as “You” or “Your”), concerning Your termination of employment with Portillo’s. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Portillo’s Inc. Senior Executive Severance Plan (the “Plan”).

Termination Date
You agree that Your employment relationship with Portillo’s will terminate on June 30, 2024 (the “Termination Date”).

Severance Benefits
Subject to the terms and conditions of the Plan, as well as Your continued compliance with the restrictive covenants set forth herein and as described in the Departing Officer Memorandum provided to You on June 20, 2024 (copy enclosed), which include confidentiality; non-solicitation of employees; non-solicitation of business; non-disparagement; and cooperation with legal and regulatory matters and/or litigation, Portillo’s will provide You with the following severance benefits:
•Salary: six (6) months’ base salary continued pay;
•2024 Bonus: prorated based on a separation date of June 30, 2024 and based on actual performance; to be paid at the time 2024 annual bonuses are paid to similarly situated employees of the Company;

•Benefits: Medical, Dental, Vision – if requested, Portillo’s will reimburse You for the difference between what You pay for the cost of COBRA coverage in excess of what active employees pay for coverage until the earlier of (a) the date You are no longer eligible for COBRA continuation coverage, and (b) the date You obtain comparable alternative insurance coverage;
•Outplacement services: if requested, the Company will provide and pay for outplacement services through a nationally recognized firm selected by the Company, which specializes in outplacement services for up to twelve months and a maximum value of $25,000; and
•Equity: 24,334 Pre-IPO non-qualified stock options (the “Pre-IPO Options), and 20,834 restricted stock units, which are scheduled to vest later in 2024, will vest effective as of June 30, 2024. The Pre-IPO Options will remain exercisable until the 10th anniversary of the original grant date of September 14, 2020 (subject to the terms and conditions of the applicable equity plan and award agreement that permit earlier termination (e.g., in connection with certain corporate transactions)). Any other equity grants will be forfeited.

The salary continuation and COBRA reimbursements will commence on the 60th day following June 30, 2024, and the first such payment will include any payments that would have otherwise been paid between June 30, 2024, and the date of such first payment.

Release
You hereby release Portillo’s and all of its affiliates and related entities, predecessors, successors, and assigns (whether to all or any part of such entities’ businesses), and all of such entities’ officers, directors, agents, representatives, attorneys, and employees (current and former) and their employee benefit plans and programs and their administrators and fiduciaries, from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Your execution of this Agreement, with the exception of any unemployment compensation or workers’ compensation benefits claim You may have and any other claims that cannot be waived by law. The scope of claims being released includes all causes of action to the extent permitted by law, including, but not limited to, claims under Portillo’s policies or practices; claims for breach of any term or condition of an agreement, employee handbook or policy manual, including any claims for breach of any promise of specific treatment in specific situations; federal, state, local and common law fair employment practices or discrimination laws; claims alleging breach of contract or wrongful termination or any other tort or violation of public policy, including invasion of privacy, intentional interference, negligence, or fraud, including any claim for damages, including compensatory damages, punitive damages, attorney's fees, costs, expenses, and any other type of damage or relief;

claims arising under any whistleblowing, harassment, or retaliation laws; age discrimination claims under the Age Discrimination in Employment Act, as amended, and/or the Older Workers Benefit Protection Act; any claim under the Uniformed Services Employment and Reemployment Rights Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits), the Family and Medical Leave Act, as amended, Section 806 of the Sarbanes Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, or the Illinois Human Rights Act, as amended; and any other state, federal, and/or local law, statute, regulation, rule, ordinance, order or decision relating to employment or termination of employment.
This release does not apply to any claims arising after Your execution of this Agreement.

Claims Not Released and Other Protected Conduct
You are not waiving any rights You may have to: (a) Your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims that by law cannot be waived by signing this Agreement; (d) enforce this Agreement (including rights under Section 5.1 or 5.2 of the Plan, as applicable); (e) any rights to indemnification in respect of service as an employee or director and/or (f) challenge the validity of this Agreement.
Further, nothing in this Agreement, the Plan, or the Departing Officer Memorandum shall restrict You from: (a) filing a charge with the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency; provided, however, You release Your right to obtain damages or other relief in connection with such charge; (b) reporting any allegations of unlawful conduct to, participating in any proceeding conducted by, or cooperating with any federal, state or local government agency or official, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice; (c) truthfully testifying in any administrative, legislative, or judicial proceeding if You have been required or requested to attend pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; or (d) requesting or receiving confidential legal advice. Further, nothing herein shall restrict the Company or its personnel from engaging in any conduct set forth in subparts (b) through (d) or from having internal discussions within the Company based on business needs.

Restrictive Covenants
You acknowledge and agree that Your receipt of the Severance Benefits under this Agreement and the Plan is subject to Your execution, delivery, and non-revocation of this Agreement and Your continued compliance with the restrictive covenants set forth in Article VI of the Plan and any other pre-existing restrictive covenants already in effect as of the date of this Agreement, including but not limited to those described in the Departing Officer Memorandum, except as may be protected herein above. Please carefully read the terms and conditions of the Plan, including the restrictive covenants set forth in Article VI of the Plan. By signing this Agreement, You are agreeing to be bound by the terms and conditions of the Plan, including the restrictive covenants set forth in Article VI of the Plan. You are also confirming that the supply chain data referenced in the Departing Officer Memorandum is Company confidential information. By signing this Agreement, you confirm and agree that you have destroyed any copies of the supply chain data in your possession, and that you have not shared or disclosed that information with anyone outside of the Company.
Further, except as protected above, each party agrees that this Agreement shall be kept confidential. You and the Company acknowledge and agree that confidentiality of this Agreement is the documented preference of each party and is mutually beneficial to both parties.

Written Affirmation of No Present Violation
You certify and warrant that: (a) You are not presently aware of any unreported violation of Portillo’s Code of Business Conduct; (b) You are not presently aware of any work-related injury not properly disclosed to Portillo’s; (c) upon receiving the payments and other entitlements outlined in this Agreement, You will have received all medical and other leave time and pay to which You are entitled; (d) You will have been paid for all hours worked; and (e) You have not exercised any actual or apparent authority by or on behalf of Portillo’s that You have not specifically disclosed to Portillo’s.

Review of Agreement
You agree and represent that You have the right to and have been advised to consult with an attorney or representative of Your choice prior to executing this Agreement and You fully understand Your right to discuss all aspects of this Agreement with such attorney or representative. Your execution of this Agreement establishes that, if You wish the advice of an attorney, You have done so by the date You signed the Agreement, and that You were given at least twenty-one (21) days to consider whether to sign and You agree that if You decide to shorten this time period for signing, Your decision was knowing and voluntary. You may sign this Agreement and then revoke Your signature before the end of the seven-day period following signature. The parties agree that a change, whether material or immaterial, does not restart the running of said period. Provided You timely sign this Agreement and do not revoke this Agreement as provided herein, this Agreement shall be effective, enforceable and irrevocable on the eighth (8th) day after You sign this Agreement.

Full Compliance
You acknowledge and agree that Portillo’s agreement to provide benefits under this Agreement (other than the Accrued Obligations) is expressly contingent upon, and is consideration for, Your full compliance with the provisions of this Agreement and the Plan.

Successors
You and anyone who succeeds to Your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by either party and their successors and assigns. In the event of Your death after the Termination Date and while any payment or entitlement remains due to You hereunder, such payment or entitlement shall be paid or provided to Your designated beneficiary or beneficiaries (or if You have not designated a beneficiary, to Your estate).

Severability
You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

Non-Mitigation; No Offset
Consistent with Section 4.2 of the Plan, upon termination of Your employment, You shall have no obligation to mitigate damages or to seek other employment and there shall be no offset by the Company against any amounts or entitlements due under this Agreement on account of any compensation or entitlements that You may receive from subsequent employment or on account of any claim that Company may have against You.

Governing Law
This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.
You agree that all questions concerning the intention, validity, or meaning of this Confidential Severance Agreement and Release shall be construed and resolved according to the laws of the State of Delaware. You also designate the federal and state courts of Delaware County, Delaware as the courts of competent jurisdiction and venue for any actions or proceedings related to this Confidential Severance Agreement and Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

* * * *

I believe the foregoing accurately reflects the terms of Your severance from Portillo’s and ask that You sign an extra copy of this letter to confirm Your agreement. You must return the signed Agreement to me by the expiration of the twenty-first (21st) day following Your receipt of this Agreement; otherwise, I will assume that You reject this offer and it will no longer be available to You.

Sincerely, PORTILLO’S INC.

By:	/s/ Kelly M. Kaiser
Name: Kelly M. Kaiser
Title: Vice President, General Counsel & Secretary

Agreed to:
/s/ Derrick Pratt	July 15, 2024
Derrick Pratt	Date